Exhibit 99.1

USG Corporation Announces Preliminary Unaudited Results for January and February

CHICAGO--(BUSINESS WIRE)--March 20, 2012--In connection with the previously announced tender offer and consent solicitation relating to its 9.75% notes due 2014, USG Corporation (NYSE: USG) (“USG”) announced today preliminary, unaudited results for January and February 2012. For the two-month period, USG reported net sales of $516.9 million, operating profit of $5.7 million and a net loss of $30.5 million. For the comparable two-month period in 2011, USG reported net sales of $446.9 million, an operating loss of $46.8 million and a net loss of $82.3 million. The company attributes the improved year-over-year results primarily to increases in its U.S. average wallboard price and wallboard gross margin.

USG currently expects that operating results for the month of March 2012 will reflect the continuing impact of the above-mentioned wallboard price and gross margin increases. Complete results for the first quarter are expected to be announced on April 17, 2012, and USG does not intend to update the information in this release prior to that date.

USG also expects loans to and investments in joint ventures to aggregate approximately $60 million in 2012, up from the previously announced estimate of $18 million, as a result of contemplated further steps in the implementation of USG’s international growth strategy. USG expects to fund the additional investments through future surplus asset sales and other divestitures.

The preliminary, unaudited results and the expected March results presented herein are based on currently available information. These preliminary, unaudited results have not been prepared in accordance with, and are subject to, USG’s quarterly closing and review procedures and the regular quarterly review process of its independent auditors. As a result, the information presented herein is not necessarily indicative of actual results for the first quarter and is subject to change.

USG Corporation is a manufacturer and distributor of high-performance building systems through its United States Gypsum Company, USG Interiors, LLC, L&W Supply Corporation and other subsidiaries. Headquartered in Chicago, USG’s worldwide operations serve the residential and non-residential construction markets, repair and remodel construction markets, and industrial processes. USG’s wall, ceiling, flooring and roofing products provide leading-edge building solutions for customers, while L&W Supply branch locations efficiently stock and deliver building materials nationwide. For additional information, visit the USG website at www.usg.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to management’s expectations about future conditions and results. Actual business, market or other conditions may differ from management’s expectations and, accordingly, may affect our sales and profitability or other results and liquidity. Actual results may differ due to various other factors, including: economic conditions, such as the levels of new home and other construction activity, employment levels, the availability of mortgage, construction and other financing, mortgage and other interest rates, housing affordability and supply, the levels of foreclosures and home resales, currency exchange rates and consumer confidence; capital markets conditions and the availability of borrowings under our credit agreement or other financings; competitive conditions, such as price, service and product competition; shortages in raw materials; changes in raw material, energy, transportation and employee benefit costs; the loss of one or more major customers and our customers’ ability to meet their financial obligations to us; capacity utilization rates; changes in laws or regulations, including environmental and safety regulations; the outcome in contested litigation matters; our ability to complete surplus asset sales and other divestitures; the effects of acts of terrorism or war upon domestic and international economies and financial markets; and acts of God. We assume no obligation to update any forward-looking information contained in this press release.

CONTACT:
USG Corporation
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Investor Relations: (312) 436-6098